                                                                  EXHIBIT NO. 19


[DELOITTE & TOUCHE LLP]

INDEPENDENT ACCOUNTANTS' REPORT


To the Directors of
  Cintech Tele-Management Systems, Inc.

We have reviewed the accompanying condensed balance sheets of Cintech Tele-Management Systems, Inc. (the "Company") as of December 31, 1997 and 1996 and the related condensed statements of operations, stockholders' equity and cash flows for the three months and six months then ended (all expressed in U.S. dollars). These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytic procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of the Company as of June 30, 1997, and the related statement of operations, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated August 29, 1997, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of June 30, 1997 is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ Deloitte & Touche LLP
January 23, 1998

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

BALANCE SHEETS
DECEMBER 31, 1997, JUNE 30, 1997 AND DECEMBER 31, 1996
--------------------------------------------------------------------------------

                                           DECEMBER 31,   JUNE 30,  DECEMBER 31,
                                              1997          1997       1996
                                           (Unaudited)              (Unaudited)
                                           ------------   --------  ------------

ASSETS

CURRENT ASSETS
  Cash and cash equivalents (Note 2)......  $  674,695  $  440,500 $   213,934
  Marketable securities (Notes 3,5).......     609,750     363,095     649,433
  Accounts receivable, trade -- (Net of
    allowance of $56,401, $37,604 and
    $73,226 at December 31, 1997, June 30,
    1997, and December 31, 1996,
    respectively)(Note 2).................   1,266,694     973,948     787,132
  Inventory (Note 2)......................      80,688     101,415     997,906
  Prepaid expenses........................       5,865      19,783      19,013
                                            ----------  ---------- -----------
      Total current assets................   2,637,692   1,898,741   2,667,418
                                            ----------  ---------- -----------

FIXED ASSETS (Note 2):
  Equipment...............................     645,446     632,489     590,895
  Furniture and fixtures..................     122,331     120,269     125,372
                                            ----------  ---------- -----------
      Total...............................     767,777     752,758     716,267
  Less accumulated depreciation...........    (701,423)   (608,423)   (450,223)
                                            ----------  ---------- -----------
      Total fixed assets -- net...........      66,354     144,335     266,044
                                            ----------  ---------- -----------
  Software Development
    Costs -- net (Note 2).................     372,930     358,330     350,845
                                            ----------  ---------- -----------
TOTAL.....................................  $3,076,976  $2,401,406 $ 3,284,307
                                            ==========  ========== ===========


                                           DECEMBER 31,   JUNE 30,  DECEMBER 31,
                                              1997          1997       1996
                                           (Unaudited)              (Unaudited)
                                           ------------   --------  ------------
LIABILITIES AND
STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable........................  $   526,369 $  533,103 $   612,610
  Accrued liabilities:
    Accrued salaries......................      152,122    104,159      74,332
    Accrued payroll taxes.................       10,389      3,677      19,093
    Accrued vacation......................       71,625     82,699      61,333
    Other.................................      189,587    179,344     143,605
  Current portion of note payable (Note 5)                  30,000     100,000
  Deferred maintenance revenue (Note 2)...      330,724    176,325     154,673
                                            ----------- ---------- -----------
      Total current liabilities...........    1,280,816  1,109,307   1,165,646
                                            ----------- ---------- -----------

STOCKHOLDERS' EQUITY (Notes 1,6,7):
  Common stock............................    8,982,842  8,982,842   8,982,580
  Contributed capital.....................      675,757    675,757     675,757
  Treasury stock..........................       (2,290)    (2,290)     (2,290)
  Accumulated deficit.....................   (7,860,149)(8,364,210) (7,537,386)
                                            ----------- ---------- -----------
      Total stockholders' equity..........    1,796,160) 1,292,099   2,118,661
                                            ----------- ---------- -----------
TOTAL.....................................  $ 3,076,976 $2,401,406 $ 3,284,307
                                            =========== ========== ===========


See Independent Accountants' review report and notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS AND SIX MONTH ENDED DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------

                                  FOR THE THREE MONTHS    FOR THE SIX MONTHS
                                   ENDED DECEMBER 31,      ENDED DECEMBER 31,
                                     1997       1996        1997       1996
                                     ----       ----        ----       ----
NET SALES (Note 2)............... $2,621,221 $1,606,690  $4,677,971  $3,127,887

COST OF PRODUCTS SOLD............    433,427    170,246     738,882     391,313

INCREASE IN RESERVE FOR
  OBSOLETE INVENTORY (Note 2)....     10,500      6,143      17,500      10,643

AMORTIZATION AND WRITE-OFF OF
  DEFERRED SOFTWARE DEVELOPMENT
    COSTS (Note 2)...............     36,000     34,078      72,000      45,242

LICENSING FEES (Note 2)..........    460,826    337,337     793,900     596,167
                                  ---------- ----------  ----------  ----------
GROSS PROFIT.....................  1,680,468  1,058,886   3,055,689   2,084,522

RESEARCH AND DEVELOPMENT.........    142,461    111,779     274,768     207,182

SELLING, GENERAL AND
  ADMINISTRATIVE (Notes 2,4).....  1,146,633  1,144,859   2,291,723   2,330,173
                                  ---------- ----------  ----------  ----------

INCOME/(LOSS) FROM OPERATIONS....    391,374   (197,752)    489,198    (452,833)

OTHER INCOME.....................      6,903      7,765      14,863      15,750
                                  ---------- ----------  ----------  ----------

NET INCOME/(LOSS)................ $  398,277 $ (189,987) $  504,061  $ (437,083)
                                  ========== ==========  ==========  ==========

BASIC AND DILUTED EARNINGS (LOSS)
  PER COMMON SHARE (Notes, 1,6).. $     0.03     $(0.02) $     0.04  $    (0.04)
                                  ========== ==========  ==========  ==========


See Independent Accountants' review report and notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
FOR THE SIX MONTHS ENDED DECEMBER 31, 1997 AND 1996
---------------------------------------------------------------------------------------------------------
                                      COMMON                                                    TOTAL
                                      STOCK        CONTRIBUTED    TREASURY    ACCUMULATED    STOCKHOLDERS'
                                   NO PAR VALUE      CAPITAL       STOCK        DEFICIT         EQUITY
BALANCE AT JUNE 30, 1996..........  $8,982,580      $675,757      $(2,290)    $(7,100,303)    $2,555,744

NET LOSS..........................                                               (437,083)      (437,083)
                                    ----------      --------      -------     -----------     ----------

BALANCE AT DECEMBER 31, 1996......  $8,982,580      $675,757      $(2,290)    $(7,537,386)    $2,118,661
                                    ==========      ========      =======     ===========     =========

BALANCE AT JUNE 30, 1997..........  $8,982,842      $675,757      $(2,290)    $(8,364,210)    $1,292,099

NET INCOME........................                                                504,061        504,061
                                    ----------      --------      -------     -----------     ----------

BALANCE AT DECEMBER 31, 1997......  $8,982,842      $675,757      $(2,290)    $(7,860,149)    $1,796,160
                                    ==========      ========      =======     ===========     ==========


See Independent Accountants' review report and notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------

                                                            1997       1996

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...................................... $  504,061  $(437,083)
                                                          ----------  ---------
  Adjustments to reconcile net income (loss) to
    net cash provided by (used in) operating activities:
    Depreciation.........................................     93,000     56,039
    Amortization and write-off of software development
      costs..............................................     72,000     45,242
    Reserve for obsolete inventory.......................     17,500     10,643
    Provision for doubtful accounts......................     18,797     19,500
    Changes in assets and liabilities:
      (Increase) decrease in accounts receivable.........   (311,543)   344,839
      Decrease in inventory..............................      3,227      1,411
      (Increase) decrease in prepaid expenses............     13,918       (789)
      Decrease in accounts payable.......................     (6,734)   (36,661)
      Increase in accrued expenses.......................     53,844     13,080
      Increase in deferred maintenance revenue...........    154,399     14,006
                                                          ----------  ---------
        Total adjustments................................    108,408    467,310
                                                          ----------  ---------
        Net cash provided by operating activities........    612,469     30,227
                                                          ----------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  (Purchase of) proceeds from marketable securities......   (246,655)   120,958
  Purchase of fixed assets...............................    (15,019)   (17,810)
  Expenditures for software development costs............    (86,600)   (92,882)
                                                          ----------  ---------
        Net cash provided by (used in) investing
          activities.....................................   (348,274)    10,266
                                                          ----------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES --
  Payment on notes payable...............................    (30,000)   (30,000)
                                                          ----------  ---------
        Net cash used in financing activities............    (30,000)   (30,000)
                                                          ----------  ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS................    234,195     10,493

CASH AND CASH EQUIVALENTS:
  Beginning of period....................................    440,500    203,441
                                                          ----------  ---------
  End of period.......................................... $  674,695  $ 213,934
                                                          ==========  =========

See Independent Accountants' review report and notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 1997 AND AS OF DECEMBER 31, 1997 AND 1996 AND FOR THE THREE MONTH AND SIX MONTH PERIODS THEN ENDED (INFORMATION RELATED TO THE THREE AND SIX MONTHS ENDED DECEMBER 31, 1997 AND 1996 IS UNAUDITED)
--------------------------------------------------------------------------------

1. INITIAL PUBLIC OFFERING

   In January 1994, Cintech Tele-Management Systems, Inc. (the "Company") completed its initial public offering of 2,181,820 shares of common stock. The Company's shares are traded on the Toronto Stock Exchange (TSE) under the symbol "CTM".

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   NATURE OF BUSINESS -- The Company develops and markets computer software in the emerging Computer-to-Telephone Integration (CTI) industry which integrates the voice functions of the telephone with the data functions of the computer to provide various business applications. This provides the means for small to mid-sized offices to take advantage of the rapid advances and emerging capabilities of CTI. Cintech has key strategic product partnerships with Nortel and NEC America, and extensive distribution capabilities with product sold through Nortel and NEC's direct sales organizations as well as their authorized distributors throughout North America.

   BASIS OF PRESENTATION -- The financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X. The information disclosed in the notes to the financial statements included in the Company's Annual Report on Form 10-KSB for the year ended June 30, 1997 has not changed materially unless otherwise disclosed herein. Financial information as of June 30, 1997 included in these financial statements has been derived from the audited financial statements included in that report. In management's opinion all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the interim periods have been made.

   Results of operations are not necessarily indicative of the results that may be expected for future interim periods or for the full year.

   USE OF ESTIMATES -- The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   FINANCIAL STATEMENT PRESENTATION -- These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and are expressed in United States dollars. The differences in accounting principles generally accepted in the United States of America and Canada are described in Note 9.

   REVENUE - Generally, the Company records revenue from product sales when the product is shipped. Contracts with certain distributors may have terms which cause the Company to record revenue when the product is sold to third parties. Also, the Company records an estimate of potential future returns of product sold at the time of sale.

   DEFERRED MAINTENANCE REVENUE - The Company sells product maintenance agreements which provide for repair of hardware and no-cost upgrade of software. These agreements normally cover a one-year period with revenue being recognized on a straight-line basis over the maintenance period.

   DEPRECIATION - Fixed assets are carried at cost. Depreciation is based on the estimated useful lives of the assets and is computed using an accelerated method. Prior to April, 1997 depreciation was computed using the following useful lives:

        Equipment................................................. 5 years
        Furniture and Fixtures.................................... 7 years


   Effective April 1, 1997, the Company adopted a three-year amortization period for all computer equipment. The change in service life was applied on a prospective basis.

   INVENTORY -- Inventories are valued at the lower of cost or market, with cost being computed using the first-in, first-out method. In Fiscal 1997, due to slower than expected sales, the Company decided to record a reserve for OCTUS PCTA inventory. This reserve represents essentially the entire cost of the OCTUS PCTA-related retail product inventory. Inventories consist of:

                                         DECEMBER 31,  JUNE 30,     DECEMBER 31,
                                            1997         1997          1996
                                            ----         ----          ----
    Literature and other documentation..  $  43,526    $  39,176    $  43,246
    Computer hardware...................    950,596      958,173      999,443
    Allowance for obsolete inventory....   (913,434)    (895,934)     (44,783)
                                          ---------    ---------    ---------
    Total inventory.....................  $  80,688    $ 101,415    $ 997,906
                                          =========    =========    =========


   SIGNIFICANT CUSTOMERS -- Most of the Company's sales are to distributors in the telephony industry. The Company had sales to major distributors, as follows:

                    SALES FOR THE THREE MONTHS     SALES FOR THE SIX MONTHS
                           ENDED DEC. 31                 ENDED DEC. 31,
                         1997         1996            1997            1996
                    -------------- ------------  -------------- ---------------
                    Amount       % Amount     %  Amount       % Amount       %
Distributor A.....  $1,409,452 54% $927,521 58%  $2,510,879 54% $1,634,340 52%
Distributor B.....                                  459,253 10%
                    ---------- --  -------- --   ---------- --  ---------- --

Total.............  $1,409,452 54% $927,521 58%  $2,970,132 64% $1,634,340 52%
                    ========== ==  ======== ==   ========== ==  ========== ==

   The Company had gross accounts receivable from major distributors, each of which was in excess of 10% of the Company's total accounts receivable, as follows:

                                                              PERCENT OF
                                                                  GROSS
                                                                ACCOUNTS
                                             DISTRIBUTORS      RECEIVABLE
                                             ------------     -----------

     December 31, 1997.....................        2               73%
     June 30, 1997.........................        2               74%
     December 31, 1996.....................        1               50%


   INTERNATIONAL SALES -- The Company had international sales as follows:

                SALES FOR THE THREE MONTHS     SALES FOR THE SIX MONTHS
                         ENDED DEC. 31                 ENDED DEC. 31,
                     1997         1996             1997            1996
                --------------  ------------  --------------  ---------------
                Amount       %  Amount     %  Amount       %  Amount        %
Canada.....     $27,565     1%  $10,172   1%  $ 83,294    2%  $65,826      2%
Other......      14,040     1%    4,485   0%    36,143    1%   27,870      1%
                -------     -   -------   -   --------    -   -------      -

Total......     $41,605     2%  $14,657   1%  $119,437    3%  $93,696      3%
                =======     =   =======   =   ========    =   =======      =


   SOFTWARE DEVELOPMENT COSTS -- Costs incurred internally for creation of the computer software product are charged to research and development expense when incurred until technological feasibility has been established for the product. Thereafter, until general release, all software production costs are capitalized and subsequently reported at the lower of amortized cost or net realizable value. The capitalized costs are amortized on a straight-line basis over the estimated economic life of the product.

   Costs capitalized were $40,744 and $40,886 and related amortization was $36,000 and $34,078 for the three months ended December 31, 1997 and 1996, respectively. Costs capitalized were $86,600 and $92,882 and related amortization was $72,000 and $45,242 for the six months ended December 31, 1997 and 1996, respectively.

   LICENSING FEE -- The Company has agreements with distributors which require the payment of a license fee on all software sales made by the distributors. This license fee is for the distribution of the Company's products.

   FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying value of certain of the Company's financial instruments, such as cash, trade accounts receivable and trade accounts payable, approximate their fair values.

   ACCOUNTING CHANGES -- In 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income," and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." These statements, which are effective for periods beginning after December 15, 1997, expand or modify disclosures and, accordingly, will have no impact on the Company's reported financial position, result of operations or cash flows. Additionally, in 1997, FASB issued Statement No. 128, "Earnings Per Share," which revises the manner in which earnings per share is calculated. The statement is effective for the quarter ending December 31, 1997 and has been reflected within the accompanying financial statements. Earnings per share of prior periods have been restated. See Note 6.

   CASH AND CASH EQUIVALENTS -- For purposes of reporting cash flows, the Company considers all money market instruments to be cash equivalents.

   RECLASSIFICATION -- Certain fiscal year 1997 amounts have been reclassified in order to conform to fiscal year 1998 presentation.

3. MARKETABLE SECURITIES

   The Company maintains various investments in treasury bills and bonds which are classified as held-to-maturity and are reported at amortized cost in accordance with FASB Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities". All items mature within one year. The cost and market value of the investments are summarized below:

                                                                       NET
                                           AMORTIZED                UNREALIZED
DESCRIPTION                                  COST       MARKET        GAIN
December 31, 1997 -- U.S. Treasury
  Bills/Federal Bonds...................   $609,750     $616,374     $ 6,624
                                           ========     ========     =======
June 30, 1997 -- United States
  Treasury Bills........................   $363,095     $372,677     $ 9,582
                                           ========     ========     =======
December 31, 1996 -- United States
  Treasury Bills........................   $649,433     $663,580     $14,147
                                           ========     ========     =======

4. OPERATING LEASES

   OPERATING LEASES -- The Company leases its office facility in Norwood, Ohio. This operating lease, which began in March 1995 and expires in April 2002, calls for escalating lease payments over the term of the lease. The Company records lease expense on a straight-line basis over the life of the lease.

   The annual minimum rent to be paid under the operating lease agreement for the facility in Norwood, Ohio is as follows:

     Period Ending December 31:
       1998.....................................................$199,875
       1999..................................................... 205,000
       2000..................................................... 217,500
       2001..................................................... 220,000
       2002.....................................................  73,332


   Rent expense for the leased office space was $73,277 in each of the three month periods ended December 31, 1997 and 1996. Rent expense for the leased office space was $146,553 in the six month periods ended December 31, 1997 and 1996.

5. NOTE PAYABLE

   Note Payable consisted of the following at December 31, 1997, June 30, 1997, and December 31, 1996, respectively:

                                        DECEMBER 31,    JUNE 30,    DECEMBER 31,
                                            1997          1997          1996
     Term Note Payable -- Bank.........     $  0        $30,000      $ 60,000
     Term Note Payable -- Third Party..                                40,000
                                            ----        -------      --------
                                            $  0        $30,000      $100,000
                                            ====        =======      ========


   The Term Note Payable - Bank bore interest at the prime lending rate (8.25%) and was paid in full, principal and interest, on December 19, 1997. The note was secured by various securities on deposit with the bank.

   The Term Note Payable - Third Party bore interest at 6% and was paid in full, principal and interest, on May 13, 1997.

6. CAPITAL STOCK AND INCOME (LOSS) PER SHARE

   The following schedule is a summary of the Company's shares of capital stock.

                                                 COMMON                  IN
                                     AUTHORIZED  ISSUED    OUTSTANDING  TREASURY
     Balance at December 31, 1997.. 15,000,000  12,281,751 12,279,751    2,000
                                    ==========  ========== ==========    =====
     Balance at June 30, 1997...... 15,000,000  12,281,751 12,279,751    2,000
                                    ==========  ========== ==========    =====
     Balance at December 31, 1996.. 15,000,000  12,281,371 12,279,371    2,000
                                    ==========  ========== ==========    =====


   Income (loss) per common share was based on the weighted average number of common shares outstanding during each period. Exercise of stock options is not assumed as the effect is antidilutive in 1996. The weighted average number of common shares outstanding was 12,279,751 and 12,279,371 at December 31, 1997 and 1996, respectively.

   In accordance with FASB No. 128 "Earning Per Share," the Company's basic and diluted earning per share were determined as follows:

                                      ------------------------------------  --------------------------------------
                                                3 MONTHS ENDED                          3 MONTHS ENDED
                                               DECEMBER 31, 1997                       DECEMBER 31, 1996
                                      ------------------------------------  --------------------------------------
                                        INCOME       SHARES      PER SHARE  INCOME (LOSS)    SHARES      PER SHARE
                                      (NUMERATOR) (DENOMINATOR)    AMOUNT    (NUMERATOR)  (DENOMINATOR)     AMOUNT
   BASIC EPS

   Income (Loss) available..........   $398,277    12,279,751      $0.03      $(189,987)    12,279,371      $(0.02)
   Common stockholders

   EFFECT OF DILUTIVE SECURITIES

   Stock options....................                  342,005
                                       ---------   ----------      -----      ---------     -----------     -------

   DILUTED EPS

   Income (Loss) available to
     common stockholders and
       assumed conversions..........    $398,277   12,621,756      $0.03      $(189,987)     12,279,371      $(0.02)
                                        ========   ==========      =====      =========      ==========      =======


                                      ------------------------------------  --------------------------------------
                                                 6 MONTHS ENDED                          6 MONTHS ENDED
                                               DECEMBER 31, 1997                       DECEMBER 31, 1996
                                      ------------------------------------  --------------------------------------
                                        INCOME       SHARES      PER SHARE      INCOME       SHARES      PER SHARE
                                      (NUMERATOR) (DENOMINATOR)    AMOUNT    (NUMERATOR)  (DENOMINATOR)     AMOUNT
  BASIC EPS

   Income (Loss) available..........   $504,061    12,279,751      $0.04      $(437,083)    12,279,371      $ 0.04
   Common stockholders

   EFFECT OF DILUTIVE SECURITIES

   Stock options....................                  298,581
                                       ---------   ----------      -----      ---------     -----------     -------

   DILUTED EPS

   Income (Loss) available to
     common stockholders and
       assumed conversions..........    $504,061   12,578,332      $0.04      $(437,083)     12,279,371      $(0.04)
                                        ========   ==========      =====      =========      ==========      =======



7. STOCK OPTION PLAN

   During 1994, the Board of Directors approved a plan providing for the granting, to employees, options for the purchase of a maximum of 1,500,000 shares of common stock. In 1996, the plan was amended to provide for non-employee eligibility. Excluding the options granted in February 1994, all options have been granted at an exercise price equal to the fair market value at the date of grant and become exercisable equally over a four - year period. The February 1994 options were granted at a price below fair market value at the date of grant and were subsequently adjusted to market. The 1994 options granted became exercisable equally over a two-year period. All options expire at the end of ten years from the date of grant. As of December 31, 1997, the Company granted an additional 350,755 stock options at a price equal to the market value at the date of the grant. The options carry the same vesting and expiration terms as all post 1994 options defined above.

   The Company has adopted the disclosure only provision of SFAS No. 123 and applies APB Opinion No. 25 in accounting for its stock options. Proforma disclosure reflecting the financial impact of



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
   compensation cost for stock option grants made in fiscal years 1997 and 1996, determined using the fair value method consistent with SFAS No. 123, were presented in the footnotes to the 1997 annual report.

8. INCOME TAXES

   Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

   Deferred taxes consist of the following:

                                         DECEMBER 31,  JUNE 30,     DECEMBER 31,
                                            1997         1997           1996
     Current deferred tax asset:
       Deferred revenue..............   $   112,446    $    59,951  $    52,589
       Inventory reserve.............       309,996        304,617       --
       Accrued compensation..........         8,197          7,581        8,086
       Reserves not currently
         deductible..................        19,176         12,785       24,897
       Accrued rent..................        26,834         23,629       19,701
                                        -----------     ----------  ------------
          Total......................       476,649        408,563      105,273
       Less valuation allowance......      (476,649)      (408,563)    (105,273)
                                        -----------     ----------  ------------
     Net.............................   $     --        $    --     $    --
                                        ===========     ==========  ============
     Non-current deferred tax asset:
       Net operating loss
         carryforward...............    $ 2,071,836    $ 2,312,046   $2,332,829
       Research and development
         credits....................        167,825        156,725      145,625
                                        -----------    -----------  -----------
           Total....................    $ 2,239,661      2,468,771    2,478,454
     Non-current deferred tax
       liability:
       Deferred software development
         costs......................       (126,796)      (121,832)    (119,287)
                                        -----------     ----------  ------------
       Net non-current deferred
         tax asset..................      2,112,865      2,346,939    2,359,167)
       Less valuation allowance.....     (2,112,865)    (2,346,939)  (2,359,167)
                                        -----------    -----------  -----------
     Net............................    $     --       $     --     $    --
                                        ===========    ===========  ===========

   The provision for income taxes for the three months ended September 30, 1997 and 1996 consists of the following:

                                   FOR THE THREE MONTHS   FOR THE SIX MONTHS
                                    ENDED DECEMBER 31,     ENDED DECEMBER 31,
                                   1997          1996      1997        1996
                                   ----          ----      ----        ----
   Current provision............   $   --        $ --     $  --       $  --
   Deferred credit (benefit)....    (198,015)     67,579   (165,988)   (169,253)
                                   ---------     -------   --------   ---------
       Total....................    (198,015)     67,579   (165,988)   (169,253)
   Decrease (increase) in the
     valuation allowance........     198,015      67,579   (165,988)   (169,253)
                                   ---------     -------   --------   ---------
   Income tax expense...........   $   --        $ --     $  --       $  --
                                   =========     =======  =========   =========


   At December 31, 1997, the Company has net operating loss carryforwards of approximately $6,093,600 for U.S. Federal tax purposes. Such loss carryforwards, if unused as offsets to future taxable income, will expire beginning in 2002 and continuing through 2011. Also at December 31, 1997, for U.S. Federal tax purposes, the Company has research and development credit carryforwards available to offset future income taxes of approximately $167,825 which will begin to expire in 2002.

9. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("CANADIAN GAAP AND U.S. GAAP")

   These financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

   During the periods presented, differences between Canadian GAAP and U.S. GAAP arose as a result of depreciation. For U.S. GAAP purposes, furniture and fixtures and equipment are depreciated over useful lives of seven and three years, respectively, using an accelerated method. For Canadian GAAP purposes, furniture and fixtures and equipment are to be depreciated over useful lives of five and three years, respectively, using a straight-line method. The difference does not have a material effect on the reported income (loss) nor the earnings per share calculation.


                                  * * * * * *



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